Exhibit 99.1

PUBLIC ANNOUNCEMENT UNDER REGULATION 3(1) AND REGULATION 4 READ WITH REGULATION 13(1) AND REGULATION 15(1) OF THE SECURITIES AND EXCHANGE BOARD OF INDIA (SUBSTANTIAL ACQUISITION OF SHARES AND TAKEOVERS) REGULATIONS, 2011, AS AMENDED

FOR THE ATTENTION OF THE PUBLIC SHAREHOLDERS OF J.B. CHEMICALS & PHARMACEUTICALS LIMITED

Open offer for acquisition of up to 20,093,346 (twenty million ninety-three thousand three hundred forty-six) fully paid-up equity shares of face value of ₹ 2 (Indian Rupees Two) each (the “Equity Shares”) of J.B. Chemicals & Pharmaceuticals Limited (the “Target Company”), representing 26% (twenty-six per cent.) of the Voting Share Capital (as defined below), from the Public Shareholders (as defined below) of the Target Company, by Tau Investment Holdings Pte. Ltd. (the “Acquirer”) together with Tau Holdco Pte. Ltd. (“PAC 1”) and KKR Asia III Fund Investments Pte. Ltd. (“PAC 2”) (PAC 1 and PAC 2 are collectively referred to as “PACs”), in their capacity as persons acting in concert with the Acquirer, with an intention to acquire control of the Target Company, pursuant to and in compliance with the requirements of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended (the “SEBI (SAST) Regulations”) (the “Open Offer”).

This public announcement (the “Public Announcement” or “PA”) is being issued by ICICI Securities Limited, the manager to the Open Offer (the “Manager”), for and on behalf of the Acquirer and the PACs, to the Public Shareholders (as defined below) of the Target Company, pursuant to and in compliance with Regulation 3(1) and Regulation 4 read with other applicable regulations of the SEBI (SAST) Regulations.

For the purposes of this Public Announcement, the following terms shall have the meanings assigned to them below:

a)                                     “Offer Period” has the meaning ascribed to it in the SEBI (SAST) Regulations;

b)                                     “Public Shareholders” means all the equity shareholders of the Target Company excluding: (i) the promoters and members of the promoter group of the Target Company; (ii) the Acquirer, the PACs and any persons deemed to be acting in concert with the Acquirer and the PACs; and (iii) the parties to the Share Purchase Agreement (as defined below) and any persons deemed to be acting in concert with the parties to the Share Purchase Agreement;

c)                                      “Required Statutory Approvals” means: (i) the unconditional approval or approval on terms reasonably satisfactory to the Acquirer and the Sellers, of the: (A) Competition Commission of India under the Competition Act, 2002; (B) Federal Antimonopoly Service (the FAS) of Russia under  the Federal Law No. 135-FZ dated 26 July 2006 “On Protection of Competition”; (C) the Competition Commission of South Africa under the Competition Act 89 of 1998; and (ii) approval under the rules and regulations issued under the Foreign Exchange Management Act, 1999 (including the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019) (if applicable);

d)                                     “Sellers” means the promoters and members of the promoter group of the Target Company, as more particularly set out in paragraph 4 of this Public Announcement below;

e)                                      “Stock Exchanges” means the BSE Limited and the National Stock Exchange of India Limited;

f)                                       “Tendering Period” has the meaning ascribed to it under the SEBI (SAST) Regulations;

g)                                      “Voting Share Capital” means the total voting equity share capital of the Target Company on a fully diluted basis as of the tenth (10th) working day from the closure of the Tendering Period (as defined below) of the Open Offer; and

h)                                     “Working Day” means any working day of the Securities and Exchange Board of India.

1.                                      Offer Details

1.1                               Open Offer Size: Up to 20,093,346 (twenty million ninety-three thousand three hundred forty-six) Equity Shares of the Target Company (“Offer Shares”), constituting 26% (twenty six per cent.) of the Voting Share Capital, subject to the receipt of all applicable statutory approvals, including Required Statutory Approvals, satisfaction of certain other conditions precedent specified in the Share Purchase Agreement, and the terms and conditions mentioned in this Public Announcement and to be set out in the detailed public statement (“Detailed Public Statement”) and the letter of offer (“Letter of Offer”) that are proposed to be issued in accordance with the SEBI (SAST) Regulations, in relation to the Open Offer.

1.2                               Price/Consideration: The Open Offer is being made at a price of ₹ 745 (Indian Rupees seven hundred and forty-five only) per Equity Share (the “Offer Price”), which is determined in accordance with Regulation 8(2) of the SEBI (SAST) Regulations. Assuming full acceptance under the Open Offer, the total consideration payable by the Acquirer and the PACs under the Open Offer, in accordance with the SEBI (SAST) Regulations, will be ₹ 14,969,542,770 (Indian Rupees fourteen billion nine hundred sixty-nine million five hundred forty-two thousand seven hundred seventy only).

1.3                               Mode of Payment: The Offer Price is payable in cash by the Acquirer and the PACs, in accordance with Regulation 9(1)(a) of the SEBI (SAST) Regulations, and the terms and conditions mentioned in this Public Announcement and to be set out in the Detailed Public Statement and Letter of Offer that are proposed to be issued in accordance with the SEBI (SAST) Regulations.

1.4                               Type of Offer: This Open Offer is a mandatory open offer made in compliance with Regulation 3(1) and Regulation 4 of the SEBI (SAST) Regulations pursuant to the execution of the Share Purchase Agreement (as defined below). This Open Offer is not subject to any minimum level of acceptance.

2.                                      Transaction which has triggered the Open Offer obligations (the “Underlying Transaction”)

2.1                               The Acquirer has entered into a share purchase agreement dated 2 July 2020 with the Sellers (the “Share Purchase Agreement” or “SPA”), pursuant to which the Acquirer has agreed to acquire from the Sellers up to 41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two) Equity Shares of the Target Company representing 54% (fifty-four per cent.) of the Voting Share Capital, completion of which is subject to the satisfaction of certain conditions precedent (including, but not limited to, receipt of the Required Statutory Approvals) under the Share Purchase Agreement (as explained in detail in paragraph 2.2 of this Public Announcement below). Once the Acquirer has acquired 54% (fifty-four per cent.) of the Voting Share Capital, the Sellers have the right (but not an obligation) to sell such number of additional Equity Shares to the Acquirer under the Share Purchase Agreement subject to certain limits as set out in the Share Purchase Agreement including: (a) the Acquirer’s aggregate shareholding in the Target Company not exceeding 64.90% (sixty four point nine zero per cent.) of the Voting Share Capital; and (b) the total foreign shareholding in the Target Company not exceeding 74% (seventy four per cent.) of the Voting Share Capital. The sale of such Equity Shares under the Share Purchase Agreement is proposed to be executed at a price of ₹ 745 (Indian Rupees seven hundred and forty-five only) per Equity Share (“SPA Price”).

2.2                               As per the Share Purchase Agreement, the Acquirer has agreed to acquire:

(i)                                     7,728,210 (seven million seven hundred twenty-eight thousand two hundred ten) Equity Shares of the Target Company from the Sellers under the Share Purchase Agreement, constituting 10% (ten per cent.) of the Voting Share Capital, during a specified period within the Offer Period in compliance with SEBI (SAST) Regulations, including Regulation 22(2) of the SEBI (SAST) Regulations, subject to receipt of the Required Statutory Approvals and satisfaction of certain other conditions precedent specified in the Share Purchase Agreement (“Tranche 1”). Tranche 1 will be consummated at the SPA Price as an off-market trade. In addition, simultaneously with the acquisition of 10% (ten per cent.) of the Voting Share Capital, the Acquirer shall, in accordance with applicable law, including the SEBI (SAST) Regulations, nominate certain individuals for appointment as directors on the board of directors of the Target Company (while certain existing directors of the Target Company who have been nominated as directors of the Target Company by Sellers shall resign from the board of directors of the Target Company), pursuant to which the Acquirer intends to obtain control over the Target Company;

(ii)                                  up to 22,334,527 (twenty-two million three hundred thirty-four thousand five hundred twenty-seven) Equity Shares of the Target Company from the Sellers under the Share Purchase Agreement, constituting up to 28.90% (twenty-eight point nine zero per cent.) of the Voting Share Capital, during a specified period within the Offer Period in compliance with SEBI (SAST) Regulations (“Tranche 2 Period”) (“Tranche 2”). Tranche 2 is intended to be consummated at the SPA Price as an on-market trade subject to the satisfaction of certain conditions as set out in the Share Purchase Agreement and, in case such conditions are not satisfied, Tranche 2 will be consummated along with (and as a part of) Tranche 3 in the manner set out below;

(iii)                               if, after taking into consideration the number of Equity Shares acquired under Tranche 1 and Tranche 2 (if any) pursuant to the Share Purchase Agreement and the number of Equity Shares validly tendered and acquired under the Open Offer, the Acquirer holds less than 54% (fifty-four per cent.) of the Voting Share Capital, such number of Equity Shares (by way of one tranche or multiple sub-tranches) of the Target Company from the Sellers under the Share Purchase Agreement, within thirty (30) days from the completion of the Offer Period (“Tranche 3 Period”), such that after such further acquisition, the shareholding of the Acquirer in aggregate shall be 54% (fifty-four per cent.) of the Voting Share Capital (i.e., 41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two Equity Shares) (“Tranche 3”). Subject to the satisfaction of certain conditions specified in the Share Purchase Agreement (including the total foreign shareholding in the Target Company not exceeding 74% (seventy four per cent.) of the Voting Share Capital), Tranche 3 will be consummated at the SPA Price as an on-market trade or an off-market trade; and

(iv)                              after having acquired 54% (fifty-four per cent.) or more of the Voting Share Capital as per Tranche 1, Tranche 2, Open Offer and Tranche 3 (as applicable), the Sellers have the right (but not an obligation) to sell such number of additional Equity Shares to the Acquirer under the Share Purchase Agreement (“Tranche 4”) subject to certain limits as set out in the Share Purchase Agreement including: (a) the Acquirer’s aggregate shareholding in the Target Company not exceeding 64.90% (sixty four point nine zero per cent.) of the Voting Share Capital; and (b) the total foreign shareholding in the Target Company not exceeding 74% (seventy four per cent.) of the Voting Share Capital. Tranche 4 will be consummated at the SPA Price as an on-market trade or an off-market trade, as per applicable law and in accordance with the Share Purchase Agreement.

2.3                               The proposed sale and purchase of Equity Shares under the Share Purchase Agreement (as explained in paragraphs 2.1 and 2.2 of this Public Announcement above) is referred to as the “Underlying Transaction”. A tabular summary of the Underlying Transaction is set out below:

Type of transaction (direct / indirect)	Mode of transaction@ (Agreement/ Allotment/ market purchase)	Equity Shares/ Voting rights acquired/ proposed to be acquired		Total consideration for shares/ voting rights acquired (Rupees)	Mode of payment	Regulation which has triggered
		Number	% vis-à- vis total Equity/ Voting Share Capital
Direct

Agreement — The Acquirer has entered into an SPA with the Sellers and has agreed to acquire under the SPA in accordance with the SEBI (SAST) Regulations, subject to receipt of the Required Statutory Approvals and satisfaction of certain other conditions precedent specified in the SPA:

•                  7,728,210 (seven million seven hundred twenty-eight thousand two hundred ten) Equity Shares from the Sellers, constituting 10% (ten per cent.) of the Voting Share Capital during the Offer Period (Tranche 1) (to be consummated at the SPA Price as an off-market trade);

•                  up to 22,334,527 (twenty-two million three hundred thirty-four thousand five hundred twenty-seven) Equity Shares from the Sellers constituting up to 28.90% (twenty-eight point nine zero per cent.) of the Voting Share Capital at any time during the Tranche 2 Period (Tranche 2) (to be consummated at the SPA Price as an on market trade subject to the satisfaction of certain conditions as set out in the SPA and, in case such conditions are not satisfied, Tranche 2 will be consummated along with (and as a part of) Tranche 3);

•                  such number of Equity Shares such that Acquirer’s aggregate shareholding is 54% (fifty-four per cent.) of the Voting Share Capital (i.e., 41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two Equity Shares) during the Tranche 3 Period (by way of one tranche or multiple sub-tranches) (Tranche 3) (to be consummated at the SPA Price as on market trade or an off-market trade), subject to the total foreign shareholding in the Target Company not exceeding 74% (seventy four per cent.) of the Voting Share Capital; and

		Up to 41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two) Equity Shares*	Up to 54% (fifty-four per cent.) of the Voting Share Capital*	Up to ₹ 31,090,587,340 (Indian Rupees thirty-one billion ninety million five hundred eighty-seven thousand three hundred forty)*	Cash	Regulation 3(1) and Regulation 4 of the SEBI (SAST) Regulations.

Type of transaction (direct / indirect)	Mode of transaction@ (Agreement/ Allotment/ market purchase)	Equity Shares/ Voting rights acquired/ proposed to be acquired		Total consideration for shares/ voting rights acquired (Rupees)	Mode of payment	Regulation which has triggered
		Number	% vis-à- vis total Equity/ Voting Share Capital

•                  after having acquired 54% (fifty-four per cent.) or more of the Voting Share Capital  as per Tranche 1, Tranche 2, Open Offer and Tranche 3 (as applicable), the Sellers have the right (but not an obligation) to sell such number of additional Equity Shares to the Acquirer under the Share Purchase Agreement (Tranche 4) (to be consummated at the SPA Price as on market trade or off-market trade) subject to certain limits as set out in the Share Purchase Agreement  including: (a) the Acquirer’s aggregate shareholding in the Target Company not exceeding 64.90% (sixty four point nine zero per cent.) of the Voting Share Capital; and (b) the total foreign shareholding in the Target Company not exceeding 74% (seventy four per cent.) of the Voting Share Capital.

@ Please refer to paragraph 2.2 of this Public Announcement above for further details in connection with the Underlying Transaction. Further, as mentioned in paragraph 2.2 of this Public Announcement, at no point in time should the aggregate foreign shareholding of the Target Company exceed 74% (seventy four per cent.) of the Voting Share Capital.

* This amount has been determined by the multiplying the purchase price (i.e., SPA Price) of ₹ 745 (Indian Rupees seven hundred and forty-five only) with the maximum number of Equity Shares proposed to be acquired by the Acquirer from the Sellers under the Share Purchase Agreement i.e., 41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two) Equity Shares constituting 54% (fifty-four per cent.) of the Voting Share Capital. The total consideration payable to the Sellers may be reduced proportionately, depending upon the Equity Shares validly tendered and accepted in the Open Offer. Please refer to paragraph 2.2 of this Public Announcement above.

2.4                               Since the Acquirer has entered into an agreement to acquire shares and voting rights in excess of 25% (twenty five per cent.) of the equity share capital of the Target Company and control over the Target Company, this Open Offer is being made under Regulation 3(1) and Regulation 4 of the SEBI (SAST) Regulations. Pursuant to the Open Offer and upon consummation of the transactions (in multiple tranches) contemplated under the Share Purchase Agreement, the Acquirer will have acquired control over the Target Company and the Acquirer shall become the promoter of the Target Company in accordance with the provisions of the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 (“SEBI (LODR) Regulations”).

2.5                               The Sellers and the Acquirer have entered into a voting arrangement pursuant to which, inter alia, post the completion of Tranche 1, for such time that the Sellers hold more than 10% (ten per cent.) of the Voting Share Capital, the Sellers have the right to nominate one (1) director on the board of directors of the Target Company.

3.                                      Details of the Acquirer/PACs:

Details	Acquirer	PAC 1	PAC 2	Total
Name of Acquirer/PACs	Tau Investment Holdings Pte. Ltd.	Tau Holdco Pte. Ltd.	KKR Asia III Fund Investments Pte. Ltd.	-
Address	10, Changi Business Park Central 2, #05-01, Hansapoint, Singapore 486 030	10, Changi Business Park Central 2, #05-01, Hansapoint, Singapore 486 030	10, Changi, Business Park Central 2, #05-01, Hansapoint, Singapore 486 030	-
Name(s) of persons in control/promoters of Acquirer/ PAC where Acquirer/ PAC are companies	The Acquirer is an investment holding company and wholly owned by PAC 1.	The PAC 1 is an investment holding company and wholly owned by PAC 2.	The PAC 2 is an investment holding company and wholly owned by KKR Asian Fund III L.P.	-
Name of the Group, if any, to which the Acquirer/PAC belongs to	The Acquirer is an affiliate of funds, vehicles and/or entities managed and/or advised by Kohlberg Kravis Roberts & Co. L.P., which is an indirect subsidiary of KKR & Co. Inc.	The PAC 1 is an affiliate of funds, vehicles and/or entities managed and/or advised by Kohlberg Kravis Roberts & Co. L.P., which is an indirect subsidiary of KKR & Co. Inc.	The PAC 2 is an affiliate of funds, vehicles and/or entities managed and/or advised by Kohlberg Kravis Roberts & Co. L.P., which is an indirect subsidiary of KKR & Co. Inc.	-
Pre-transaction shareholding • Number • % of total share capital	Nil	Nil	Nil	Nil
Proposed shareholding after the acquisition of shares which triggered the Open Offer (excluding the Equity Shares tendered in the Open Offer)	41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two Equity Shares constituting 54% (fifty-four per cent.) of the Voting Share Capital.*	Nil	Nil	41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two Equity Shares constituting 54% (fifty-four per cent.) of the Voting Share Capital.*
Any other interest in the Target Company	None	None	None	None

* Under the SPA, the Acquirer has agreed to acquire up to 54% (fifty-four per cent.) of the Voting Share Capital (i.e., 41,732,332 (forty-one million seven hundred thirty-two thousand three hundred thirty-two Equity Shares) from the Sellers which shall be completed in multiple tranches, as explained in paragraph 2.2 of this Public Announcement above. For the proposed shareholding of the Acquirer post acquisition of Equity Shares: (a) in multiple tranches from the Sellers under the SPA as explained in paragraph 2.2(i) (Tranche 1), paragraph 2.2(ii) (Tranche 2); (b) validly tendered by the Public Shareholders and accepted by the Acquirer and/or PACs in the Open Offer; (c) in multiple tranches from the Sellers under the SPA as explained in paragraph 2.2(iii) (Tranche 3) (as applicable), and 2.2(iv) (Tranche 4) (as applicable)), please refer to paragraph 2.2 of this Public Announcement above.

4.                                      Details of the Sellers (i.e. selling shareholders under the Share Purchase Agreement):

4.1                               The details of the Sellers under the Share Purchase Agreement is as follows:

Serial No.	Name	Part of promoter group (Yes/ No)	Details of shares/ voting rights held by the selling shareholders
			Pre Transaction(1)		Post Transaction(2)
			Number of Equity Shares	% of Voting Share Capital	Number of Equity Shares	% of Voting Share Capital
1.	Jyotindra B Mody	Yes	4,943,445	6.40%	0	0.00%
2.	Pallavi Bharat Mehta	Yes	4,786,363	6.19%	2,117,336	2.74%
3.	Jay Bharat Mehta	Yes	2,262,512	2.93%	1,159,054	1.50%
4.	Bharat P Mehta	Yes	2,445,412	3.16%	1,219,413	1.58%
5.	DB Mody HUF	Yes	462,422	0.60%	0	0.00%
6.	Kumud Dinesh Mody	Yes	4,453,914	5.76%	2,116,027	2.74%
7.	Pranabh Dinesh Mody	Yes	7,346,459	9.51%	2,298,854	2.97%
8.	P D Mody HUF (Karta P D Mody)	Yes	6,443	0.01%	0	0.00%
9.	Sejal Pranabh Mody	Yes	46,013	0.06%	0	0.00%
10.	Jinali Pranabh Mody	Yes	2,763	0.00%	0	0.00%
11.	Purvi Uday Asher	Yes	1,905,733	2.47%	0	0.00%
12.	Uday Madhavdas Asher	Yes	124,236	0.16%	0	0.00%
13.	Boxcare Packagings Private Limited	Yes	8,830	0.01%	0	0.00%
14.	Shirish Bhagwanlal Mody	Yes	4,653,025	6.02%	0	0.00%
15.	Bharati S Mody	Yes	4,567,157	5.91%	2,106,038	2.73%
16.	Nirav Shirish Mody	Yes	4,587,381	5.94%	2,126,263	2.75%
17.	Priti Rajen Shah	Yes	9,204	0.01%	0	0.00%
18.	Priti Family Trust (Held By Nirav Shirish Mody - Trustee)	Yes	207,055	0.27%	0	0.00%
19.	Deepali Family Trust (Held By Nirav Shirish Mody - Trustee)	Yes	207,055	0.27%	0	0.00%
20.	Mody Trading Co. (Held By Pallavi Bharat Mehta - Partner)	Yes	48,991	0.06%	0	0.00%
21.	Mody Bros. (Held By Jyotindra B. Mody - Partner)	Yes	17,517	0.02%	0	0.00%
22.	Synit Drugs Private Limited	Yes	500	0.00%	0	0.00%
23.	Namplas Chemicals Private Limited	Yes	113,292	0.15%	0	0.00%
	Total		43,205,722	55.91%	13,142,985	17.01%

(1) The pre-transaction shareholding percentage of the Sellers is calculated after considering the total issued and paid-up equity share capital of the Target Company as of the date of this Public Announcement and as disclosed in the SPA.

(2) The post-transaction shareholding of the Sellers reflects the shareholding of the Sellers post consummation of Tranche 1 and Tranche 2 under the SPA. Post-transaction shareholding for certain Sellers may further reduce if Tranche 3 (as applicable) and Tranche 4 (as applicable) under the SPA are consummated as well. For further details, please refer to paragraph 2.2 of this Public Announcement above.

5.                                      Target Company

Name:	J.B. Chemicals & Pharmaceuticals Limited

CIN:	L24390MH1976PLC019380

Registered Office:	B Wing, Neelam Centre, 4th Floor, Hind Cycle Road Worli, Mumbai — 400030, Maharashtra, India

Exchanges where listed:	The Equity Shares of the Target Company are listed on the following exchanges:

(i) BSE Limited, Scrip Code: 506943

(ii) National Stock Exchange of India Limited, Symbol: JBCHEPHARM

(iii) The ISIN of the Target Company is INE572A01028.

6.                                      Other Details regarding the Open Offer

6.1                               The Detailed Public Statement to be issued under the SEBI (SAST) Regulations shall be published in newspapers, within five (5) working days of this public announcement, in accordance with Regulations 13(4) and 14(3) of the SEBI (SAST) Regulations on or before 9 July 2020. The Detailed Public Statement, the Draft Letter of Offer and the Letter of Offer shall, inter alia, contain details of the Open Offer including detailed information on the Offer Price, the Acquirer, the PACs, the Target Company, the Sellers, the background to the Open Offer, the statutory approvals (including Required Statutory Approvals) required, details of the Share Purchase Agreement, including the conditions precedent thereunder, settlement procedure and other terms of the Open Offer and the conditions thereto.

6.2                               The Open Offer is not conditional upon any minimum level of acceptance pursuant to the terms of Regulation 19(1) of the SEBI (SAST) Regulations. This Public Announcement is not being issued pursuant to a competing offer in terms of Regulation 20 of the SEBI (SAST) Regulations.

6.3                               The Acquirer and the PACs undertake that they are aware of and will comply with the obligations under the SEBI (SAST) Regulations. The Acquirer and the PACs confirm that they have adequate financial resources to meet their obligations under the SEBI (SAST) Regulations for the purposes of the Open Offer.

6.4                               This Open Offer and the Underlying Transaction are subject to the satisfaction of certain conditions precedent (including Required Statutory Approvals) as specified under the Share Purchase Agreement. This Open Offer is also subject to the other terms and conditions mentioned in this Public Announcement, and as will be set out in the Detailed Public Statement, the Draft Letter of Offer and the Letter of Offer, that are proposed to be issued in accordance with the SEBI (SAST) Regulations.

6.5                               All the information pertaining to the Target Company contained in this Public Announcement has been obtained from publicly available sources or provided by the Sellers, and the accuracy thereof has not been independently verified by the Manager to the Open Offer.

6.6                               In this Public Announcement, all references to “₹” are references to Indian Rupees.

6.7                               In this Public Announcement, any discrepancy in any amounts as a result of multiplication or totalling is due to rounding off.

Issued by the Manager to the Open Offer:

ICICI Securities Limited

ICICI Centre,

H.T. Parekh Marg, Churchgate,

Mumbai - 400 020.

Tel: +91 22 2288 2460

Fax: +91 22 2282 6580

Contact Person: Sameer Purohit/Nidhi Wangnoo

E-mail: jbopenoffer2020@icicisecurities.com

SEBI Registration Number: INM000011179

For and on behalf of the Acquirer and PACs

Signed for and on behalf of Tau Investment Holdings Pte. Ltd.	Signed for and on behalf of Tau Holdco Pte. Ltd.	Signed for and on behalf of KKR Asia III Fund Investments Pte. Ltd.
Sd/- Jaka Prasetya Authorized Signatory	Sd/- Wong Wai Kin Authorized Signatory	Sd/- Terence Lee Chi Hur Authorized Signatory

Place: Singapore

Date: 2 July 2020